UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 19, 2017 (December 18, 2017)

AYTU BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38247	47-0883144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206, Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 437-6580

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 18, 2017, David A. Green was appointed to serve as Chief Financial Officer, Secretary and Treasurer of Aytu BioScience, Inc. (the “Company”). Mr. Green will succeed Gregory A. Gould, who resigned effective November 15, 2017 to pursue another opportunity.

Prior to joining the Company, Mr. Green, 55, served as Chief Accounting Officer from May 2016 until February 2017 at Intarcia Therapeutics, Inc., a biopharmaceutical company currently engaged in late stage clinical development. Mr. Green is a Consultant at DAG Advisors, a position he has held since October 2014. From February 2012 until October 2014, he was Chief Financial Officer of Catheter Connections, a commercial-stage medical device company that was acquired by Merit Medical. Preceding Catheter Connections, Mr. Green was CFO at Specialized Health Products International, a publicly traded medical device company that was acquired by C.R. Bard. Prior to his time serving in senior financial leadership roles at commercial-stage specialty life sciences companies, Mr. Green was a Managing Director at Duff & Phelps, a global investment banking and corporate finance advisory firm for nearly a decade. Mr. Green was also a founding member of Ernst & Young's Palo Alto Center for Strategic Transactions, where he advised the firm's clients on using strategic transactions to accelerate growth. Mr. Green earned a Bachelor of Science from the State University of New York, a Master of Business Administration from the University of Rochester, and is a Certified Public Accountant.

In connection with his appointment, Mr. Green and the Company entered into an employment agreement (the “Employment Agreement”), effective December 18, 2017. Pursuant to the terms of the Employment Agreement, Mr. Green shall receive a base salary at an annual rate of $250,000 and is eligible for a discretionary annual bonus of up to 50% of his base salary as determined by the Compensation Committee of the Board. As further consideration for Mr. Green’s services, the Company agreed to grant to Mr. Green, on or promptly after January 1, 2018, 75,000 restricted shares of the Company’s common stock (the “Restricted Shares”) pursuant to the Company’s 2015 Stock Option and Incentive Plan.

The Employment Agreement may be terminated by the Company with or without Cause, as defined in the Employment Agreement, or as a result of Employee’s Disability, as defined in the Employment Agreement or by Mr. Green with our without Good Reason, as defined in the Employment Agreement. Pursuant to the terms of the Employment Agreement, if the Company ends the term for Cause, as defined in the Employment Agreement, if Mr. Green resigns for reasons other than Good Reason, as defined in the Employment Agreement, or if Mr. Green dies while employed by the Company, he will be entitled to his Accrued Compensation, as defined in the Employment Agreement. In the event the Company terminates Mr. Green’s employment without Cause, as defined in the Employment Agreement, or because of Disability, as defined in the Employment Agreement or Mr. Green terminates employment with Good Reason, as defined in the Employment Agreement, he shall be entitled to his Accrued Compensation, as defined in the Employment Agreement and a lump sum equal to 100% of this base salary as well as continued participation in our health and welfare plans for up to twelve months. In addition, Mr. Green’s Restricted Shares shall vest in accordance with the terms of the restricted stock agreement.

The Employment Agreement further provides that, upon the occurrence of a Change of Control, as defined therein, all stock options, restricted stock and other stock-based grants issued to Mr. Green shall immediately and irrevocably vest and become exercisable upon the occurrence of a Change of Control.

There are no family relationships between Mr. Green and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Green has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, by and between Aytu BioScience, Inc. and David A. Green, effective December 18, 2017
99.1	Press Release, dated December 18, 2017

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2017	AYTU BIOSCIENCE, INC.

/s/ Joshua Disbrow
	Name:	Joshua Disbrow
	Title:	Chief Executive Officer

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